Filed under Rule 424(b)(3), Registration Statement No. 333-152418
Pricing Supplement No. 253 — dated Monday, May 10, 2010 (To: Prospectus Dated July 21, 2008)

CUSIP	Aggregate	Price to	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s	Product
Number	Principal Amount	Public	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking

06050WCW3	[$]	100.000%	1.350%	[$]	FIXED	4.600%	SEMI-ANNUAL	05/15/2016	11/15/2010	$22.36	YES	Senior Unsecured Notes
Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Charles Schwab & Co., Inc., Citi, Morgan Stanley, UBS Investment Bank, Wells Fargo Advisors

			Offering Dates: Monday, May 10, 2010 through Monday, May 17, 2010							Bank of America InterNotes
			Trade Date: Monday, May 17, 2010 @ 12:00 PM ET							Prospectus dated 21-Jul-08
Settlement Date: Thursday, May 20, 2010
Minimum Denomination/Increments: $1,000.00/$1,000.00
Bank of America	Moody’s Investor Services Rating: Senior: A2
S & P Ratings Services Rating: Senior: A
Fitch Inc. Rating: Senior: A+
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.